Exhibit 99.1

ICN Pharmaceuticals, Inc.	International Headquarters	Telephone: (714) 545-0100
	ICN Plaza	FAX: (714) 641-7215
	3300 Hyland Avenue	Telex: 67-0413
Costa Mesa, California 92626

Contact:
Jeff Misakian, Investor Relations
714-545-0100 x3309

ICN PHARMACEUTICALS REPORTS
THIRD QUARTER 2003 RESULTS

— Specialty Pharmaceuticals Sales Up 21 Percent —

— Ribapharm Acquisition Write-off of $117.6 Million Results in Loss for Quarter —

     COSTA MESA, CA, November 6, 2003 - ICN Pharmaceuticals, Inc. (NYSE: ICN) today reported third quarter 2003 revenues of $167.5 million, compared with $171.7 million in the same period last year. Specialty pharmaceutical product sales were $131.3 million in the 2003 third quarter, a 21 percent increase over the $108.3 million in product sales in the same period last year. The company reported a net loss for the 2003 third quarter of $82.4 million, or $0.99 per diluted share, compared with a loss of $74.9 million, or $0.90 per diluted share, in the year-ago period.

     The loss from continuing operations in the 2003 third quarter was $98.5 million, or $1.18 per diluted share, primarily due to a $117.6 million write-off of the purchase price attributable to in-process research and development related to the Ribapharm acquisition in the quarter. For the 2002 third quarter, income from continuing operations was $15.7 million, or $0.19 per diluted share.

     Excluding the effect of the write-off of the purchase price associated with the acquired in-process research and development, ICN reported net income from continuing operations in the 2003 third quarter of $19.1 million, or $0.23 per diluted share. In the 2002 third quarter, income from continuing operations, excluding non-recurring items, was $19.8 million, or $0.24 per diluted share. Results from continuing operations in the 2003 third quarter compared with the same period last year primarily reflect the increase in specialty pharmaceutical product sales, an improving gross margin and an overall decline in expenses, offset by a $27.2 million reduction in royalty revenues from sales of ribavirin.

     “The specialty pharmaceutical business continued to perform well in the quarter, with increasing sales and strengthened operating income,” commented Robert W. O’Leary, ICN’s Chairman and Chief Executive Officer. “We saw improvement in nearly all regions, particularly in the North American market. The decline in royalty revenues was not surprising, given Schering-Plough’s recent earnings announcement and the dynamics in the marketplace. We successfully reacquired the minority interest in Ribapharm and are operating as one, fully integrated business with a vibrant research and development activity and more than $300 million in cash. Our people continued to drive product sales in the quarter, while maintaining strict control over costs.”

     ICN reported a net gain from discontinued operations in the third quarter of 2003 of $16.1 million, or $0.19 per diluted share, which primarily reflects an after-tax gain on the sale of its former Dosimetry business of $23 million. ICN reported a net loss from discontinued operations in the 2002 third quarter of $90.6 million, or $1.09 per diluted share, primarily due to write-offs of the discontinued businesses of $75.3 million.

     Specialty pharmaceutical product sales increased in nearly all regions. North American product sales increased 75 percent in the third quarter to $29.4 million, compared with the same period last year. The strength in North America was due to increased sales from the region’s core dermatology franchise and the resolution of last year’s wholesale inventory reduction measures.

     European product sales were up 23 percent in the third quarter to $54.5 million, driven by a general increase in product sales and the impact of foreign currency translation. Latin American sales increased nine percent in the quarter to $34.7 million. Sales in the AAA region declined 17 percent in the third quarter to $12.6 million, primarily due to a decrease in sales of Reptilase resulting from import license renewal issues.

     Specialty pharmaceutical product sales in the 2003 third quarter were favorably impacted by foreign currency adjustments of $5.2 million, compared with the same period last year.

     Ribavirin is marketed by Schering-Plough and F. Hoffmann-La Roche under the brand names, Rebetol® and Copegus™, respectively. Royalty revenue from sales of ribavirin of $36.2 million declined 43 percent in the 2003 third quarter compared with the same period last year. The decline in royalty revenue reflected lower net sales of Rebetol reported by Schering-Plough.

     The company’s gross margin improved in the 2003 third quarter to 68 percent, compared with 63 percent in the same period last year. The margin improvement was driven by an increase in sales of higher-margin products, as well as an increase in sales from North America.

     Selling expenses in the 2003 third quarter were up one percent, compared with the same period last year, while general and administrative expenses declined 17 percent in the third quarter. Included in general and administrative expenses in the quarter was approximately $4.5 million in legal and consulting costs incurred by Ribapharm that were related to its acquisition by ICN. Research and development expenses were 20 percent lower in the third quarter, due to the timing of costs associated with the development of Viramidine™ and Hepavir B™.

     As previously reported, ICN completed its acquisition of the minority interest in Ribapharm on August 25, 2003 at an aggregate purchase price of $207.4 million. Minority interest in Ribapharm was recorded through the acquisition date. As a result of the transaction, the company charged $117.6 million of in-process research and development to expense in the third quarter. The majority of the remaining purchase price was recorded as an intangible asset totaling $67.4 million. The intangible asset is being amortized over the projected life of the underlying royalty stream of approximately five years on an accelerated basis.

About ICN

     ICN is an innovative, research-based global specialty pharmaceutical company that discovers, develops, manufactures, and markets a broad range of prescription and non-prescription pharmaceuticals. Its research and development focuses on innovative treatments for dermatology, infectious disease, specialty neurology and cancer.

FORWARD-LOOKING STATEMENTS

     This press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, success of the company’s strategic plan and the ability to achieve financial targets and cost reduction goals, and other risks detailed from time to time in ICN’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include, ICN’s ability to successfully re-integrate Ribapharm into its operations, retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. ICN wishes to caution the reader that these factors, as well as other factors described in ICN’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

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Financial Tables to Follow

ICN Pharmaceuticals, Inc.
Consolidated Condensed Statement of Income	Table 1
for the three and nine months ended September 30, 2003 and 2002

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

In thousands, except per share data	2003	2002	% Change	2003	2002	% Change

Product sales	$131,290	$108,284	21%	$372,956	$351,100	6%
Royalties	36,217	63,367	-43%	136,755	186,368	-27%

Total revenues	167,507	171,651	-2%	509,711	537,468	-5%
Cost of goods sold	42,128	39,769	6%	131,295	113,360	16%
Selling expenses	40,478	40,140	1%	121,146	119,120	2%
General and administrative expenses	25,512	30,563	-17%	80,797	88,154	-8%
Research and development costs	10,752	13,479	-20%	29,701	35,526	-16%
Acquired in-process research and development (1)	117,609	—	—	117,609	—	—
Non-recurring and other unusual items (2)	—	23,920	—	—	204,958	—
Amortization expense	10,453	7,930	32%	27,371	23,960	14%

	246,932	155,801	58%	507,919	585,078	-13%

Income (loss) from operations	(79,425)	15,850	—	1,792	(47,610)	—
Interest, net	(6,918)	(7,731)		(20,826)	(29,947)
Other income, net including translation and exchange	2,208	20,779		496	244,399

Income (loss) from continuing operations before provision for income taxes and minority interest	(84,135)	28,898		(18,538)	166,842
Provision for income taxes	12,720	7,498		37,647	58,811
Minority interest	1,656	5,702		11,667	10,670

Income (loss) from continuing operations	(98,511)	15,698		(67,852)	97,361

Income (loss) from discontinued operations, net	16,110	(90,633)		13,992	(109,742)
Cumulative effect of change in accounting principle	—	—		—	(21,791)

Net loss	$(82,401)	$(74,935)		$(53,860)	$(34,172)

Basic earnings per common share
Income (loss) from continued operations	$(1.18)	$0.19		$(0.81)	$1.17
Discontinued operations, net	0.19	(1.09)		0.17	(1.32)
Cumulative effect of change in accounting principle	—	—		—	(0.26)

Net loss	$(0.99)	$(0.90)		$(0.64)	$(0.41)

Shares used in per share computation	83,067	83,392		83,759	83,053

Diluted earnings per common share
Income (loss) from continued operations	$(1.18)	$0.19		$(0.81)	$1.15
Discontinued operations, net	0.19	(1.09)		0.17	(1.11)
Cumulative effect of change in accounting principle	—	—		—	(0.22)

Net loss	$(0.99)	$(0.90)		$(0.64)	$(0.18)

Shares used in per share computation	83,067	83,484		83,759	99,023

(1)	Expense associated with the write-off of acquired in-process research and development (“IPR&D”) related to the Ribapharm tender offer.

(2)	See Table 2

ICN Pharmaceuticals, Inc.
Reconciliation of earnings per share calculation excluding IPR&D and non-recurring items	Table 2
for the three and nine months ended September 30, 2003 and 2002

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
In thousands, except per share data	2003	2002	2003	2002

Income from continuing operations	$(98,511)	$15,698	$(67,852)	$97,361
Excludes:
IPR&D	117,609		117,609
Non-recurring and other unusual items (1)	—	23,920	—	204,958
(Gain) loss on sale of subsidiary stock	—	1,012	—	(261,937)
(Gain) loss on early extinguishment of debt	—	(17,538)	—	25,730
Tax effect on the non-recurring charges and gain	—	(3,310)	—	11,354

Net income from continuing operations before IPR&D and non-recurring items	$19,098	$19,782	$49,757	$77,466

Diluted EPS from continuing operations before IPR&D and non-recurring items	$0.23	$0.24	$0.59	$0.92

Shares used in per share calculation (2)	84,664	83,484	84,442	83,891

(1) Includes the following charges:
Severance costs		$18,708		$30,708
Stock compensation costs related to ICN’s employee stock compensation plan		—		61,400
Executive and director bonuses paid in connection with the Ribapharm IPO		—		47,839
Transaction fees related to Ribapharm		—		13,000
Incentive compensation costs related to the change of control		—		12,022
Costs incurred in ICN’s proxy contest		—		7,382
Environmental remediation and related expenses		5,212		5,212
Writedown of certain assets		—		9,100
International IPO write-off		—		18,295

Non-recurring items included in income (loss) from operations (3)		$23,920		$204,958

(Gain) loss on sale of subsidiary stock		$1,012		$(261,937)
(Gain) loss on early extinguishment of debt (4)		(17,538)		25,730

Non-recurring items included in other income, net including translation and exchange		$(16,526)		$(236,207)

(2)	The shares used in the diluted EPS from continuing operations before IPR&D and non-recurring items excludes the anti-dilutive effect of convertible subordinated notes.

(3)	The Company has reclassified $80,657 and $83,643, respectively, of non-recurring items that were previously reported in continuing operations to discontinued operations for the three and nine months ended September 30, 2002 to conform with discontinued operations presentation.

(4)	The Company adopted Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”) in the fourth quarter of 2002, SFAS No. 145 eliminates the exception to record gains and losses related to extinguishment of debt as an extraordinary item.

ICN Pharmaceuticals, Inc.
Consolidated Condensed Statement of Revenue and Operating Income	Table 3
for the three and nine months ended September 30, 2003 and 2002

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in thousands)	2003	2002	% Change	2003	2002	% Change

Revenues
North America	$29,403	$16,757	75%	$70,837	$78,151	-9%
Latin America	34,746	31,985	9%	94,802	94,019	1%
Europe	54,512	44,334	23%	169,396	138,632	22%
AAA	12,629	15,208	-17%	37,921	40,298	-6%

Total pharmaceuticals	131,290	108,284	21%	372,956	351,100	6%
Royalty revenues	36,217	63,367	-43%	136,755	186,368	-27%

Consolidated revenues	$167,507	$171,651	-2%	$509,711	$537,468	-5%

Cost of goods sold	$42,128	$39,769	6%	$131,295	$113,360	16%

Gross profit margin on product sales	68%	63%		65%	68%

Operating Income (Loss)

North America	$12,851	$(1,012)	—	$18,897	$22,612	-16%
Latin America	11,840	11,191	6%	30,219	32,442	-7%
Europe	8,384	357	—	24,821	12,380	100%
AAA	1,819	(2,294)	—	3,407	89	—

Total pharmaceuticals	34,894	8,242	—	77,344	67,523	15%

R&D Division (1)	(101,279)	46,926	—	(30,470)	145,628	—

Consolidated segment operating income	(66,385)	55,168	—	46,874	213,151	-78%

Corporate expenses	(13,040)	(39,318)	-67%	(45,082)	(260,761)	-83%

Total consolidated operating income (loss)	$(79,425)	$15,850		$1,792	$(47,610)

Reconciliation of consolidated operating income to earnings before interest, taxes, depreciation and amortization (“EBITDA”)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2003	2002	% Change	2003	2002	% Change

Consolidated operating income (GAAP)	$(79,425)	$15,850	—	$1,792	$(47,610)	—
Depreciation and amortization	16,772	14,155	18%	45,827	42,637	7%

EBITDA (non-GAAP) (2)	(62,653)	30,005	—	47,619	(4,973)	—
IPR&D and non-recurring items	117,609	23,920	—	117,609	204,958	—

EBITDA (non-GAAP) excluding IPR&D and non-recurring items (2)	$54,956	$53,925	2%	$165,228	$199,985	-17%

(1)	Includes a charge for in-process R&D of $117,609

(2)	ICN believes that EBITDA is a meaningful non-GAAP financial measure as an earnings derived indicator that approximates cashflow. EBITDA as defined and presented by the Company may not be comparable to similar measures reported by other companies.

ICN Pharmaceuticals, Inc
Consolidated Condensed Statement of Gross Profit on Product Sales	Table 4
for the three and nine months ended September 30, 2003 and 2002

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in thousands)	2003	2002	2003	2002

North America	$24,114	$12,402	$54,419	$64,587
Latin America	24,983	24,241	68,228	69,465
Europe	32,379	25,469	98,835	84,132
AAA	7,685	6,403	20,178	19,556

Total pharmaceuticals	$89,161	$68,515	$241,660	$237,740

ICN Pharmaceuticals, Inc.
Consolidated Balance Sheet Data	Table 5
as of September 30, 2003 and December 31, 2002

	September 30,	December 31,
(in thousands)	2003	2002

Cash	$301,028	$245,184
Accounts receivable, net	156,361	215,776
Inventory, net	91,812	88,862
Net assets of discontinued operations	7,956	153,762

Long-term debt	478,873	482,256
Total equity	644,081	703,690

ICN Pharmaceuticals, Inc.	Table 6
Supplemental Non-GAAP Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in thousands)	2003	2002	2003	2002

Product sales	$131,290	$108,284	$372,956	$351,100
Currency effect	(5,196)		(16,154)
Product sales, excluding currency impact	$126,094		$356,802

North America pharmaceuticals	$29,403	$16,757	$70,837	$78,151
Currency effect	(695)		(1,852)
North America pharmaceuticals, excluding currency impact	$28,708		$68,985

Latin America pharmaceuticals	$34,746	$31,985	$94,802	$94,019
Currency effect	1,381		9,403
Latin America pharmaceuticals, excluding currency impact	$36,127		$104,205

Europe pharmaceuticals	$54,512	$44,334	$169,396	$138,632
Currency effect	(4,815)		(20,870)
Europe pharmaceuticals, excluding currency impact	$49,697		$148,526

AAA pharmaceuticals	$12,629	$15,208	$37,921	$40,298
Currency effect	(1,067)		(2,835)
AAA pharmaceuticals, excluding currency impact	$11,562		$35,086

Operating income (loss)	$(79,425)	$15,850	$1,792	$(47,610)
Currency effect	(1,029)		(2,630)
Operating income excluding currency impact	$(80,454)		$(838)

Note: Currency effect is determined by comparing adjusted 2003 reported amounts, calculated using 2002 monthly average exchange rates, to the actual 2002 reported amounts. Constant currency sales is not a GAAP defined measure of revenue growth. Constant currency sales as defined and presented by the Company may not be comparable to similar measures reported by other companies.